Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

stephanie.johnston@o-i.com

CFO ED WHITE TO RETIRE

Steve Bramlage named successor

PERRYSBURG, Ohio (January 25, 2012) — Owens-Illinois, Inc., (NYSE: OI), the world’s largest glass packaging maker, announces the pending retirement of Senior Vice President and Chief Financial Officer Edward C. White. White, who turns 65 in June, plans to retire at the end of the second quarter. He will be succeeded by Stephen P. Bramlage, Jr., currently president of O-I’s Asia Pacific operations.

White has served as chief financial officer and a member of O-I’s global leadership team since 2005. In his 38-year career at O-I, White has held a multitude of financial, manufacturing and marketing positions in many U.S. locations, as well as in Finland, Poland, France and Switzerland. In addition to his current role leading finance and investor relations, White has been involved in all aspects of O-I’s expansion in international markets. He has been an officer of the company since 1999, when he assumed the position of vice president and corporate controller. He was one of the architects of O-I’s business model to focus exclusively on making glass containers. And he co-led the company’s successful integration of its acquisition of European glass producer BSN Glasspack in 2004.

“Under Ed’s leadership, O-I has significantly strengthened its financial flexibility,” said CEO and Chairman Al Stroucken. “We have more than doubled earnings during his tenure, significantly strengthened our free cash flow and reduced net debt by $1.6 billion. Ed has been instrumental in shaping our global strategies. Steve has served as a member of my leadership team for the last year and is very familiar with our global strategies, as well as the financial intricacies of the company. We are greatly indebted to Ed and we appreciate his contribution to O-I. We look forward to an orderly transition of responsibilities from Ed to Steve during the second quarter.”

Bramlage began his career at O-I in 2006 as treasurer at the company’s global headquarters. Over 18 months, he recapitalized the balance sheet, centralized the global treasury function,  and implemented the European shared service center in Switzerland. He later served as the senior financial officer for O-I’s European operations in Switzerland, followed by a stint as O-I’s corporate vice president of finance. In 2010, Bramlage moved into an operations role, becoming general manager of O-I New Zealand. In July 2011, he was named president of O-I’s Asia Pacific operations, headquartered in Australia. This region represents approximately $1 billion of the company’s global sales.

Before joining O-I, Bramlage spent five years at PPG Industries, Inc., in Pittsburgh, the last three as assistant treasurer for the global treasury. Bramlage also worked with Eli Lilly & Company in corporate finance and with Ernst & Young as an auditor.

White will transition his role to Bramlage in the second quarter of 2012.

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Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.